Exhibit 10.36

EXECUTION VERSION

SEPARATION AGREEMENT

SEPARATION AGREEMENT, dated January 12, 2017, between Valeant Pharmaceuticals International, Inc. (“Valeant” or the “Company”) and Ari S. Kellen (“Employee” and together with Valeant, the “Parties”).

WHEREAS, Employee served as Valeant’s Executive Vice President, Group Company Chairman pursuant to a letter agreement entered into on December 30, 2014 (the “Employment Agreement”), as amended by a retention letter agreement with the Company dated May 6, 2016 (the “Retention Letter Agreement”)

WHEREAS, Employee and the Company entered into a letter agreement dated October 13, 2016 (the “Transition Letter Agreement”) setting forth the terms of Employee’s transition of employment with the Company;

WHEREAS, Employee’s employment with Valeant terminated by Employee with Good Reason (as defined in the Employment Agreement and the Retention Letter Agreement and as set forth in the Transition Letter Agreement), effective as of the Termination Date (as defined below);

WHEREAS, Valeant and Employee have agreed that Employee will serve as a consultant to Valeant during the Consulting Period (as defined below); and

WHEREAS, Valeant and Employee desire to enter into this Separation Agreement (this “Agreement”) to set forth the Parties’ agreement as to Employee’s entitlements and obligations in connection with his termination of employment with Valeant.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Parties hereto agree as follows:

Section 1. Termination Date. The Parties agree that Employee’s employment with Valeant terminated on December 31, 2016 (the “Termination Date”) with Good Reason (as defined in the Employment Agreement and the Retention Letter Agreement and as set forth in the Transition Letter Agreement). Effective as of the Termination Date, Employee resigned from all positions he held in any capacity as an officer, director, benefit plan trustee or otherwise with respect to Valeant and its subsidiaries. If any such resignation is required to be memorialized by a separate instrument or other writing, Employee agrees to execute such separate writing.

Section 2. Remuneration Upon Termination. The Parties acknowledge that, in connection with Employee’s termination of employment with Valeant on the Termination Date, subject to Employee executing the general release of claims attached hereto as Annex A (the “Release”) and the applicable seven (7) calendar day revocation period expiring (the date upon which such revocation expires being referred to hereinafter as the “Release Effective Date”) within sixty (60) days following the Termination Date, Employee shall receive, in full satisfaction of all amounts payable by Valeant to

Employee under any agreement, plan or policy to which Employee is a party or under which payment is due in respect of Employee’s employment or termination of employment:

(a) a lump sum cash payment equal to two (2) times the sum of Employee’s (A) annual base salary and (B) target bonus, in each case as of the Termination Date (less applicable withholding amounts), payable within ten (10) business days following the Release Effective Date (referred to in the provisions of the Employment Agreement and the Retention Letter Agreement entitled “Severance Benefits” and “Enhanced Severance Benefits,” respectively);

(b) for a period of two (2) years following the Termination Date, continued coverage for Employee and his dependents under any health, medical, dental or vision program or policy on the same basis as active executive employees, at the rates applicable to active executive employees (it being understood that such programs or policies shall remain subject to change from time to time); provided that such coverage may be reduced by Valeant to the extent that Employee obtains replacement coverage following the Termination Date (referred to in the provision of the Retention Letter Agreement entitled “Enhanced Severance Benefits”);

(c) at the request of Employee, until the earlier of (A) twelve (12) months following the Termination Date and (B) the date Employee secures full-time employment, outplacement services through one or more firms of Employee’s choosing, up to an aggregate of $20,000 (referred to in the provision of the Employment Agreement entitled “Severance Benefits”);

(d) any outstanding equity compensation awards held by Employee as of the Termination Date shall be treated in accordance with the applicable terms of the Employment Agreement, the Retention Letter Agreement, and individual award agreements; and

(e) any accrued but unpaid salary or vacation pay as of the Termination Date.

Section 3. Consulting Services.

(a) For a period beginning on the Termination Date and expiring on the first anniversary of the Termination Date (the “Initial Consulting Period”), Employee agrees to make himself reasonably available to consult with Valeant as reasonably requested by Valeant from time to time (the “Services”); provided that it is the intent that such Services (together with an other services provided by Employee to Valeant) shall not exceed twenty percent (20%) of the average level of services that Employee performed on an annual basis during the three (3) year period prior to the Termination Date. Effective as of the expiration of the Initial Consulting Period, the term of this Agreement may be renewed for additional one (1) month periods thereafter (each, a “Renewal Period”), provided that Valeant and Employee mutually agree to such renewal at least thirty (30) days prior to the expiration of the Initial Consulting Period or any Renewal Period, as applicable. The Initial Consulting Period, together with any Renewal Periods, is referred to herein as the “Consulting Period.” Notwithstanding the foregoing, Valeant or Employee may terminate the Consulting Period by providing written notice at any time prior to the end of the Initial Consulting Period or any Renewal Period.

(b) In all matters relating to the Services, Employee shall be acting as an independent contractor. Neither Employee, nor any affiliated employees or subcontractors, shall be the agent(s) or employee(s) of Valeant under the meaning or application of any federal or state laws, including but not limited to unemployment insurance or worker’s compensation laws. Employee will be solely responsible for all income, business or other taxes imposed on the recipient and payable as a result of the fees paid for the Services. Employee shall not sign any agreement or make any commitments on behalf of Valeant, or bind Valeant in any way, nor shall Employee make any public statements concerning the Services that purport to be on behalf of Valeant, in each case without prior express written consent from Valeant.

(c) Valeant and Employee shall mutually agree on the time and location at which he shall perform any Services hereunder, subject to the right of Valeant to reasonably request by advance written notice to Employee that such Services be performed at a specific time and at a specific location. Employee shall use his reasonable best efforts to honor any such request. Valeant shall use its reasonable best efforts not to require the performance of Services in any manner that unreasonably interferes with any other business or pre-scheduled personal activity of Employee.

Section 4. Remuneration During the Consulting Period. The Parties acknowledge that, during the Consulting Period, Employee shall be entitled to (or eligible for, as the case may be) the following:

(a) In exchange for actual Services performed in accordance with Section 3, Valeant agrees to pay Employee a fee of $20,000 for each month (pro-rated for partial months) that Services are performed during the Consulting Period. Valeant shall reimburse Employee for any reasonable and documented out-of-pocket travel and meal expenses incurred by Employee in providing the Services; provided that they are consistent with Valeant’s travel policy applicable to non-CEO executives of Valeant and that appropriate proof of expenditure is provided. The fee for the Services shall be paid within thirty (30) days following the last day of each calendar month during the Consulting Period, with the last payment due within thirty (30) days following the termination or expiration of the Consulting Period; and

(b) If the Consulting Period is terminated by Valeant for any reason prior to the expiration of the Initial Consulting Period, Valeant shall pay Employee any unpaid fees that would have been due to Employee. Such unpaid fees shall be paid within thirty (30) days following termination of the Consulting Period.

Section 5. Employee Protection. Nothing in this Agreement or otherwise limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to Valeant. Valeant may not retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other Government Agency.

Section 6. Confidentiality. Employee confirms that he will comply with any existing confidentiality agreement or arrangement between Employee and Valeant or any of its affiliates, pursuant to the terms of any such agreement or arrangement, except as provided in Section 5.

Section 7. Defend Trade Secrets Act. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Employee acknowledges that Employee shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by Valeant for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

Section 8. Non-Disparagement. Employee agrees not to make written or oral statements about Valeant, its subsidiaries or affiliates, or its directors, executive officers or non-executive officer employees that are negative or disparaging, except as provided in Section 5. Valeant shall direct its directors and executive officers to not, make written or oral statements about Employee that are negative or disparaging. For the avoidance of doubt, nothing in this Agreement or otherwise shall preclude Employee, Valeant, its subsidiaries and affiliates, and Valeant’s directors and executive officers from communicating directly with the SEC and any other Governmental Agency or testifying truthfully to the extent required by law in response to a subpoena to testify issued by a court of competent jurisdiction.

Section 9. Covenant Not to Solicit. Employee agrees to continue to be bound by the paragraph of the Employment Agreement entitled “Covenant Not to Solicit,” pursuant to the terms thereof.

Section 10. Covenant Not to Compete. To protect the confidential information, intellectual property and other trade secrets of Valeant and its affiliates, Employee agrees, during the period through the twelve (12) month anniversary of the Termination Date, not to engage in Prohibited Activities (as defined below) in any country in which Valeant or any of its affiliates conducts business, or plans to conduct business, as of the Termination

Date. For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly engaging as an owner, employee, partner, member, consultant or agent of any entity that derives more than 10% of its consolidated revenue from the development, manufacturing, marketing and/or distribution (directly or indirectly) of branded or generic prescription or non-prescription pharmaceuticals or medical devices for treatments in the fields of neurology, dermatology, gastroenterology or ophthalmology; provided that Prohibited Activities shall not mean Employee’s investment in securities of a publicly-traded company equal to less than five (5%) percent of such company’s outstanding voting securities; and provided, further, that, for the avoidance of doubt, Employee complies with the obligations set forth in Sections 6, 8 and 9. Employee agrees that the covenants contained in this Section 10 are reasonable and desirable to protect the confidential information, intellectual property and other trade secrets of Valeant and its affiliates.

Section 11. Other Valeant Policies. Employee agrees that he shall continue to be bound by and comply with the terms of the Standards of Business Conduct, the compensation recoupment policy and any other policies of Valeant and its affiliates, in each case to the extent that any such policies survive termination of employment.

Section 12. Indemnification. To the maximum extent permitted under the law, Employee shall be entitled to indemnification and advancement of expenses to the same extent as provided in Valeant’s articles, and, if applicable, pursuant to any indemnification agreement between Employee and Valeant, in each case, as in effect on the Termination Date.

Section 13. Section 409A; Other Tax Matters. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, (i) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6) month period immediately following Employee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following his termination of employment (or upon his death, if earlier) and (ii) in no event shall the timing of Employee’ s execution of the Release, directly or indirectly, result in Employee designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, based on timing of the execution of the Release, payment shall be made in the later taxable year. Notwithstanding any other provision of this Agreement, Valeant may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations.

Section 14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

Section 15. Entire Agreement. This Agreement sets forth the entire agreement between Employee and Valeant concerning the termination of Employee’ s employment and supersedes any other written or oral promises concerning the subject matter of this Agreement, including, without limitation, those set forth in the Employment Agreement, the Retention Letter Agreement and the Transition Letter Agreement, except as expressly set forth herein. No waiver or amendment of this Agreement will be effective unless it is in writing, refers to this Agreement, and is signed by Employee and Valeant’s Chief Executive Officer.

[Signature Page Follows]

Exhibit 10.36

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Kelly Webber
Name: Kelly Webber
Title: Sr. Vice President, Human Resources

By:	/s/ Ari S. Kellen
Name: Ari S. Kellen

EXECUTION VERSION

ANNEX A

General Waiver & Release

This Legal Release (“Release”) dated as of the last date executed below (the “Release Date”) is between Valeant Pharmaceuticals International, Inc. (“Valeant”) and Ari S. Kellen (“Employee”).

Employee Release. Employee, on behalf of himself, and Employee’s heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE Valeant, together with its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, representatives and employee benefit plans (and the trustees, administrators, fiduciaries, agents, insurers and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, the “RELEASEES”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, promises, agreements and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Employee or which Employee’s heirs, executors administrators, or assigns hereafter ever had, now have, or may have, from the beginning of time to the date Employee executes this Release arising out of or attributable to Employee’ s employment, consultancy, directorship or other service relationship with Valeant or any Releasees or the termination of such relationship or service. This general waiver and release does not include any claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected which may come into existence post the date of this Release.

The claims being waived and released include, without limitation:

(a) any and all claims of violation of any foreign or United States federal, state, provincial and local law arising from or relating to Employee’s recruitment, hire, employment and termination of employment with Valeant;

(b) any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy;

(c) all claims to disputed wages, compensation, and benefits, including any claims for violation of applicable state laws relating to wages and hours of work;

(d) any and all claims for violation of any state or federal statute or regulation relating to termination of employment, unlawful discrimination, harassment or retaliation under applicable federal, state and local constitutions, statutes, laws, and regulations (which includes, but is not limited to, the Age Discrimination in Employment Act, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. 1981, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of

2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd-Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this Release any right Employee may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd-Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other governmental agency pursuant to a similar program, the New Jersey Law Against Discrimination and Conscientious Employee Protection Act, the California Fair Employment and Housing Act and the California Family Rights Act), the Ontario Employment Standards Act, 2000, Human Rights Code, and Workplace Safety and Insurance Act); and

(e) any and all claims for monetary damages and any other form of personal relief.

In waiving and releasing any and all claims against the Releasees, whether or not now known to Employee, Employee understands that this means that, if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Release will remain effective in all respects—despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Release if Employee had prior knowledge of such facts.

Notwithstanding any provision of this Release to the contrary, by executing this Release, Employee is not waiving and releasing any and all claims Employee may have for:

(a) unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

(b) continuation of existing participation in Valeant-sponsored group health benefit plans under the United States federal law known as “COBRA” and/or under any applicable state counterpart law;

(c) any benefit entitlements that are vested as of the date of termination pursuant to the terms of a Valeant-sponsored benefit plan, policy or other arrangement, whether or not governed by the United States federal law known as “ERISA”;

(d) violation of any foreign or United States federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

(e) any claims, causes of actions, suits, lawsuits, debts, or demands whatsoever arising out of or relating to Employee’s right to enforce the terms of this Release or the Separation Agreement between Employee and Valeant dated as of January 12, 2017 (the “Separation Agreement”);

(f) any rights or claims for indemnification under any written agreements with any of the Releasees, the charter, articles, by-laws or operating agreements of

Valeant or any of its subsidiaries, or under applicable law or any rights as an insured, or to coverage, under any director’s and officer’s liability insurance policy; and

(h) any wrongful act or omission occurring after the date Employee signs this Release.

Nothing in this Release shall prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Employee acknowledges and agrees that Employee shall not be entitled to any personal monetary recovery in connection with such a charge or investigation.

No Admission. Nothing about the fact or content of this Release shall considered to be or treated by Employee or Valeant as an admission of any wrongdoing, liability or violation of law by Employee or by any Releasee.

Consideration & Revocation Periods; Effective Date. Employee acknowledges that (a) Valeant has advised him in this writing of his right to consult with an attorney prior to signing this Release;(b) he has carefully read and fully understands all of the provisions of this Release, and (c) he is entering into this Release, including the releases set forth herein, knowingly, freely and voluntarily in exchange for good and valuable consideration to which he would not be entitled in the absence of signing this Release. Employee has twenty-one (21) calendar days to consider this Release, although Employee may sign it sooner, but not before the Termination Date (as defined in the Separation Agreement).

In addition, for the period of seven (7) calendar days after the date Employee signs this Release (“7-day Revocation Period”), Employee may revoke it by delivering written notice of revocation to Valeant by hand-delivery or by facsimile or e-mail transmission using the street, facsimile or e-mail address for Valeant stated below.

Because of this 7-day Revocation Period, this Release will not become effective and enforceable until the eighth calendar day after the date Employee signed it, provided that Employee has delivered Employee’s signed Release to Valeant, and Employee did not revoke the Release.

Employee Protections. Nothing in this Release or otherwise limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to Valeant. Valeant may not retaliate against Employee for any of these activities, and nothing in this Release or otherwise requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other Government Agency.

Delivery to Valeant. Employee should return this Release, signed by Employee (and any notice of revocation, if applicable) to:

Valeant Pharmaceuticals International, Inc.

400 Somerset Corporate Boulevard

Bridgewater, NJ 08807

Attn: General Counsel

Judicial Interpretation/Modification; Severability. In the event that this Release shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the Release shall be voidable at the sole discretion of Valeant.

Materiality of Release. Employee acknowledges that this Release is a material provision of the Separation Agreement and that Valeant is only providing the consideration offered in the Separation Agreement in exchange for Employee’s execution of this Release.

Changes to Release. No changes to this Release can be effective except by another written agreement signed by Employee and by Valeant’s Chief Executive Officer.

Complete Agreement. Except for the Separation Agreement and any equity or other employee benefit plans, programs or policies referenced herein or therein as surviving this Release, this Release, assuming it is executed and not revoked during the 7-day Revocation Period, cancels, supersedes and replaces any and all prior agreements (written, oral or implied- in-fact or in-law) between Employee and Valeant regarding all of the subjects covered by this Release. This Release together with the Separation Agreement and any equity or other employee benefit plans, programs or policies referenced herein or therein as surviving this Release, is the full, complete and exclusive agreement between Employee and Valeant regarding all of the subjects covered by this Release, and neither Employee nor Valeant is relying on any representation or promise that is not expressly stated in this Release.

I HAVE READ THIS RELEASE. I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE CONSIDERATION PERIOD, AND THAT VALEANT HAS ADVISED ME TO UNDERTAKE SUCH CONSULTATION BEFORE SIGNING THIS RELEASE. I SIGN THIS RELEASE FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

Date:	February 13, 2017	/s/ Ari S. Kellen
Ari S. Kellen